CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2019, relating to the financial statements and financial highlights of Carret Kansas Tax-Exempt Bond Fund (formerly, American Independence Kansas Tax-Exempt Bond Fund), Beacon Accelerated Return Strategy Fund, Beacon Planned Return Strategy Fund, Clarkston Partners Fund, Clarkston Fund, Clarkston Founders Fund, DDJ Opportunistic High Yield Fund, Seven Canyons Strategic Income Fund, and Seven Canyons World Innovators Fund, each a series of ALPS Series Trust, for the year ended September 30, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings”, “Other Information about the Fund(s)”, and “Financial Statements” in the Statements of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 28, 2020